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ARCONIC INC.

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Arconic Board Issues New Letter to Shareholders

$8 Billion of Shareholder Value Created in 8 Years

through Business Transformation and Separation

Independent Directors Address Elliott’s Misleading Statements

Vote “FOR” the Company’s Nominees on the WHITE Proxy Card to Vote “FOR” a

Board that Has Created Shareholder Value and Has a Clear Plan for Success

NEW YORK, April 5, 2017 – The Arconic (NYSE: ARNC) Board of Directors today issued a new letter to shareholders. Information regarding the Company’s track record and plan for continued value creation is available in its presentation to shareholders dated March 27, 2017. The presentation and other materials are available at www.arconic.com/annualmeeting. The Company urges shareholders to vote “FOR” the Company’s nominees and governance proposals on the WHITE proxy card.

The full text of the letter follows:

April 5, 2017

Dear Fellow Arconic Shareholder:

You have an important decision to make regarding your investment in Arconic at the upcoming Annual Meeting. The Arconic Board of Directors and management team are committed to shareholder value creation while upholding the highest ethical standards and principles of good governance. We want to ensure shareholders have the facts to make an informed decision, while Elliott Management continues to make misleading statements about Arconic.

The Arconic Board and management team have outlined a detailed roadmap for the future success of the Company that we believe will enhance value for all shareholders. Core to this strategy is a focus on the right markets with advantageous growth characteristics – like the aerospace and automotive industries. We believe Arconic’s expertise in innovation and strong customer relationships will drive above-

market growth in sales, and the Company will continue productivity enhancements and cost reduction actions to help drive profits. As a result of the Company’s leadership team successfully executing the complex, multi-year transformation of Alcoa Inc., and the launch of Arconic and Alcoa Corporation, the Company is in a strong position to continue driving value for shareholders.

What is Elliott doing?

Elliott is promoting a misleading view of Klaus Kleinfeld’s track record of Total Shareholder Return (“TSR”). In calculating TSR, three key questions should be asked: What is the start date for the analysis? What is the end date for the analysis? What are the relevant indices for comparison purposes?

Regarding the first question, Arconic’s Board determined that the 62 percent1 plunge in the price of aluminum during Mr. Kleinfeld’s first months as CEO, and the impact of high financial leverage that Mr. Kleinfeld inherited, resulted in a dramatic stock price decline that was outside of management’s control. Therefore, our shareholder return analysis starting point is March 18, 2009, the point at which Alcoa Inc. was recapitalized.

Second, in terms of end dates, we cannot imagine an analysis that does not include the separation of Alcoa Inc. into Arconic and Alcoa Corporation, given that it was a critical milestone in the Company’s strategic plan that has created significant value for shareholders.

Third, separate from Elliott’s biased selection of start and end dates for its TSR analysis, we also looked at value creation for Alcoa Inc.’s shareholders since March 18, 2009, and found that Alcoa Inc. TSR outperformed both the S&P 500 Metals & Mining Index and the overall S&P Metals & Mining Index since 2009.2 These well-established third-party sector indices serve as appropriate benchmarks for evaluating relative performance, given Alcoa Inc. was included in the S&P 500 Metals & Mining Index and the S&P Metals & Mining Index every year leading up to the separation.

The fact is that CEO Klaus Kleinfeld has led Alcoa Inc., now Arconic, to create approximately $8 billion3 in shareholder wealth over the last eight years, reflecting total shareholder returns of 182 percent.4 In addition to Alcoa Inc. creating more value for shareholders than the S&P 500 Metals & Mining and the S&P Metals & Mining Indices,5 if you are a new shareholder and invested in Arconic on its first day

[1]	LME aluminum cash price dropped 62% between July 2008 and February 2009. Calculated using data sourced from Bloomberg.
[2]	The indices that Alcoa Inc. was included in every year leading up to the separation: S&P 500 Metals & Mining Index and S&P Metals & Mining Index performance reflects the period March 18, 2009 to March 1, 2017. Performance calculated based on closing prices using data sourced from Capital IQ.
[3]	Value represents the aggregate change in market value of the total shares outstanding of Alcoa Inc. from March 18, 2009 through March 1, 2017, plus dividends. Analysis begins on March 18, 2009, the day prior to Alcoa Inc.’s recapitalization. Management and the Board took decisive action to stabilize Alcoa Inc. in the face of extreme market headwinds. On March 19, 2009, Alcoa Inc. priced $906M of common equity and $575M of convertible debt, which ensured Alcoa Inc. would have adequate liquidity to survive the 2009 financial crisis. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[4]	Represents package value to Alcoa Inc. shareholders from March 18, 2009 through March 1, 2017. Package value to Alcoa Inc. shareholders includes Alcoa Inc. total shareholder return through October 31, 2016. From November 1, 2016 through March 1, 2017, package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On November 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. retained 1 share of Arconic and received 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.; the package value calculates the total value to the former Alcoa Inc. shareholder over the specified time period. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
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The indices that Alcoa Inc. was included in every year leading up to the separation: S&P 500 Metals & Mining Index and S&P Metals & Mining Index performance reflects the period March 18, 2009 to March 1, 2017. Performance calculated based on closing prices using data sourced from Capital IQ.

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of trading on November 1, 2016,6 you have seen a return of 57 percent. Arconic’s performance is significantly better than both the S&P 500 Industrials Index and the S&P 500 Aerospace & Defense Index in that same timeframe.7

In fact, in a presentation to Alcoa Inc. on November 9, 2015, Elliott applauded the Board and current Arconic leadership for creating shareholder value:

“Elliott would like to commend the Board and management team for the significant steps taken to build a better Alcoa [Inc.] and maximize value for shareholders.”8

Has Elliott offered a plan?

It has become increasingly evident that Elliott Management – an activist hedge fund investor – has no serious plan for the future of Arconic and instead has relied largely on misleading attacks on Arconic’s track record. The Board’s extensive review of Elliott’s claims has made it clear to us that they do not understand Arconic’s business or what is needed to maximize value for shareholders. In addition to using a misleading shareholder value creation analysis, Elliott:

•	Misuses and misunderstands industry data

•	Compares Arconic to companies that are different in structure or industry

•	Advocates for a CEO who is legally restricted from serving as Arconic’s CEO

•	Fails to appreciate that close, collaborative partnerships with customers are critical for our future success

Even setting aside Elliott’s many misrepresentations and attacks throughout its campaign, Elliott has not produced any operational plan for the future of Arconic.

Does Elliott understand Arconic’s business?

Elliott has shown a clear lack of understanding of Arconic’s business. Elliott made numerous revisions to its investor presentations to try to correct its flawed and misleading analysis of Arconic’s business, and it has concealed the changes. For example, Elliott revised its “perceived opportunity” in Arconic’s Global Rolled Products (“GRP”) business from $750 million in cost savings down to $245 million in cost savings, and it slashed the share price “percentage upside” that Elliott believed it could deliver from GRP margin improvement by over 65 percent.9

The fact is that this business is already in-line or better than its 10 largest competitors. And, Arconic’s management team has a strategy in place to further improve the cost and margin structure by approximately $100 million by 2019.10

[6]	Performance of Arconic reflects the period November 1, 2016 to March 1, 2017. Performance calculated based on closing prices using data sourced from Capital IQ.
[7]	The indices that Arconic has been included in since the separation: S&P 500 Industrials Index and S&P 500 Aerospace & Defense Index performance reflects the period November 1, 2016 to March 1, 2017. Performance calculated based on closing prices using data sourced from Capital IQ.
[8]	Permission to use quotations neither sought nor obtained.
[9]	Elliott Definitive Proxy Statement, filed March 9, 2017, p. 11.
[10]	Based on Arconic GRP 2016 revenue of $4.9B.

In addition, Elliott compares the profitability of Arconic’s Engineered Products and Solutions (EPS) segment with the profitability of Precision Cast Parts (PCP), without acknowledging the significant differences between the two businesses. In reality, Arconic EPS is different in scale and business mix to PCP. In most segments where the two businesses are comparable, Arconic’s margins are in-line or better than PCP’s. In segments where there are differences, Arconic has been attacking the margin gap through technology investments, increased capacity utilization, strategic acquisitions and organic expansions.

A recent report by aerospace analysts at Cowen and Company11 highlighted Elliott’s misleading analysis:

“The margin gap between ARNC’s EPS segment and PCP (F15) cannot be eliminated for a host of reasons…. In effect, the benchmark that Elliott cites is an unrealistic bar. ”

It has become clear that Elliott in fact has no idea how to actually operate Arconic to create value for shareholders.

What is the nature of Elliott’s agreement with Larry Lawson?

It appears that Elliott’s only concrete plan is to replace Mr. Kleinfeld, Arconic’s current CEO, with Larry Lawson, a former Spirit AeroSystems CEO, who is legally restricted from serving as Arconic’s CEO due to a non-compete agreement with his former employer. Elliott failed to provide the full details of its relationship with Mr. Lawson when it began calling for him to become Arconic’s CEO. When Elliott’s agreement with Mr. Lawson was finally made public, it revealed the troubling fact that if Mr. Lawson became Arconic’s CEO, he would remain on Elliott’s payroll for years.

In fact, Elliott has already paid Mr. Lawson approximately $6.6 million in consulting fees and indemnification payments and, in total, Elliott has agreed to pay him approximately $28 million over the course of the next two years. Shareholders must therefore ask how Elliott’s proposed compensation arrangements with Mr. Lawson would influence his actions if he were to become CEO, and whether he would truly serve the interests of ALL Arconic shareholders.

Does Elliott’s analysis consider the importance of customer relationships?

Customers are the lifeblood of our business. Our largest customers, key to our future success, including Airbus Group, The Boeing Company, United Technologies Corp., and GE Aviation have proactively expressed their support for the work Arconic is doing with them, its importance to their businesses and their respect and support for Mr. Kleinfeld, Arconic’s CEO:

“What I particularly value is Klaus’ deep understanding of the critical levers to support OEM goals. As CEO of Airbus, I fully support his continued leadership of Arconic.”

•	Tom Enders, CEO, Airbus Group, March 2017

“Klaus Kleinfeld and his team have…improved our business relationship by focusing in the right areas, increasing our collective competitiveness and delivering innovation and greater value to the customers we serve together.”

•	Dennis Muilenburg, Chairman, President & CEO, The Boeing Company, March 2017

[11]	Cowen and Company equity research report, “ARNC Initiation: PCP’s Margin Bogey is Unrealistic”, March 29, 2017; Permission to use quotations neither sought nor obtained.

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“[We] support Klaus and the rest of Arconic management as they remain focused on the investments that will secure sustainable, long-term growth for UTC, for Arconic, and for our entire industry.”

•	Greg J. Hayes, Chairman, President & CEO of United Technologies Corp., March 2017

“Investments in technology and rate readiness are more important than ever within the supply chains of our growing aviation industry…GE supports Klaus and the Arconic commitment to those priorities and the long-term future of our industry.”

•	David Joyce, GE Vice Chair and GE Aviation President & CEO, February 2017

What other misinformation is Elliott communicating?

Because Elliott has no credible plan for Arconic, Elliott has sought to distract shareholders by mischaracterizing an agreement with Oak Hill. This is a false claim designed to mislead.

When Arconic and Oak Hill resolved a working capital adjustment relating to the Firth Rixson transaction in August 2016, one of the many terms of the agreement was a commitment by Oak Hill to vote its Arconic shares in the manner recommended by the Arconic Board, which has a fiduciary duty to act in the best interests of Arconic’s shareholders. No additional value was given to Oak Hill by Arconic for the voting commitment and Oak Hill only held about two percent of Arconic’s shares and was free to sell them - and thereby terminate the commitment - at any time.

In the end, the voting commitment did not have any effect at all. There was no election of directors or contested vote after it was entered into and, after carefully reviewing the commitment in the context of the current proxy contest, management and the Arconic Board decided to release Oak Hill from its commitment in order to facilitate the fullest participation by all shareholders in the current proxy contest.

In short, Elliott has made false claims and mischaracterized an ordinary course agreement in a deliberate attempt to divert attention away from what is really at stake in this proxy contest: who are the best qualified director nominees to oversee the execution of the Company’s strategy to enhance shareholder value.

Arconic’s Board and management offer you a clear plan for the continued success of the Company and further enhancement of shareholder value. Elliott offers no operational plan, flawed and misleading analysis, and an ineligible CEO candidate on its own payroll. We believe the choice is clear. To protect the future of Arconic and the value of your investment we urge you to vote the WHITE proxy card TODAY.

Thank you.

The Independent Directors of Arconic Inc.:

Patricia F. Russo, Lead Independent Director	Amy E. Alving
Arthur D. Collins, Jr.	Rajiv L. Gupta
David P. Hess	Sean O. Mahoney
E. Stanley O’Neal	John C. Plant
L. Rafael Reif	Julie G. Richardson
Ulrich Schmidt	Ratan N. Tata

VOTE THE WHITE PROXY CARD TODAY

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today by telephone, via the Internet or by signing, dating and returning the WHITE proxy card. Simply follow the easy instructions on the WHITE proxy card.

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REMEMBER:

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About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s

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inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this communication is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Arconic has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of forward-looking non-GAAP financial measures such as adjusted EBITDA margin to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.